Exhibit 99.2

Cyclacel Pharmaceuticals, Inc.

Cyclacel Announces CLOSING OF $20 MILLION PUBLIC OFFERING

Berkeley Heights, NJ, April 24, 2020 - Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”), a biopharmaceutical company developing innovative medicines based on cancer cell biology, today announced the closing of its previously announced public offering of (i) 4,000,000 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) and (ii) common warrants to purchase up to 4,000,000 shares of common stock. Each share of common stock and, as applicable, each pre-funded warrant, was sold together with a common warrant to purchase one share of common stock at a combined effective price to the public of $5.00 per share and accompanying common warrant, and/or $4.999 per pre-funded warrant and accompanying common warrant. For each pre-funded warrant the Company sold, the number of shares of common stock the Company offered was decreased on a one-for-one basis. The common warrants are immediately exercisable at a price of $5.00 per share of common stock and will expire five years from the date of issuance. The shares of common stock and/or the pre-funded warrants, and the accompanying common warrants, were purchased together in the offering, but were issued separately and became immediately separable upon issuance. After deducting placement agent fees and other offering expenses payable by the Company, total net proceeds of the public offering are approximately $18.4 million.

Roth Capital Partners acted as the lead placement agent for the offering. Ladenburg Thalmann and Brookline Capital Markets, a division of Arcadia Securities, LLC acted as co-placement agents for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on April 20, 2020. A final prospectus relating to the offering was filed with the SEC and is available on the SEC’s web site at www.sec.gov. Copies of the final prospectus relating to this offering may be obtained by contacting Roth Capital Partners, LLC, Attention: Equity Capital Markets, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660, by telephone at (800) 678-9147 or e-mail at rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel Pharmaceuticals is a clinical-stage biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation and DNA damage response biology. The transcriptional regulation program is evaluating fadraciclib as a single agent in solid tumors and in combination with venetoclax in patients with relapsed or refractory AML/MDS and CLL. The DNA damage response program is evaluating an oral combination of sapacitabine and venetoclax in patients with relapsed or refractory AML/MDS. An IST is evaluating an oral combination of sapacitabine and olaparib in patients with BRCA mutant breast cancer. The anti-mitotic program is evaluating CYC140, a PLK1 inhibitor, in advanced leukemias/MDS patients. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a pipeline of novel drug candidates. Please visit www.cyclacel.com for more information.

☑ 200 Connell Drive, Suite 1500, Berkeley Heights, New Jersey 07922, USA Tel +1 (908) 517 7330 Fax +1 866 271 3466

☐ 1 James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067

www.cyclacel.com – info@cyclacel.com

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, trials may have difficulty enrolling, Cyclacel may not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts for Cyclacel Pharmaceuticals, Inc.

Company: Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com

Investor Relations: Russo Partners LLC, Jan Medina, (646) 942-5632, Jan.Medina@russopartnersllc.com

© Copyright 2020 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.